Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:	Paul Marrone or Maryellen Thielen
(847) 402-5600

Suren Gupta Named Executive Vice President,
Allstate Technology & Operations

NORTHBROOK, Ill., April 11, 2011 — The Allstate Corporation (NYSE: ALL) today announced Suren Gupta, 50, has joined the company as executive vice president, Technology & Operations. He serves as a member of the senior management team and reports to Thomas J. Wilson, Allstate’s chairman, president and chief executive officer. Gupta replaces Catherine S. Brune, who was named president of Allstate Protection’s South Regions.

Gupta is responsible for enterprise-wide technology strategy, network infrastructure, enterprise applications, and technology-related governance, security and compliance activities. As executive vice president, Allstate Technology & Operations, he directly supports the Allstate Protection president leading all aspects of Allstate Protection technology, and agency and customer support functions. Gupta is also responsible for the integration of shared service functions.

“Suren’s leadership, innovative thinking and technology expertise will serve Allstate well as we invest in new ways to enhance our customers’ experiences and achieve competitive advantage,” said Wilson. “Cathy Brune built a strong foundation for our technology and operations organization, and brings significant leadership experience and business knowledge to her new role.”

“Allstate’s vision is to reinvent protection and retirement,” said Gupta. “I look forward to helping deliver innovative technology solutions that benefit customers and Allstate agencies, facilitate new product development, and streamline back-office operations.”

Most recently, Gupta was Wells Fargo executive vice president and group chief information officer for consumer lending. Previously, he held a similar role for Wells Fargo’s home and consumer finance group. Under his leadership, Wells Fargo re-engineered its real estate lending with new delivery capabilities that enabled the field sales force to serve customers more effectively with just-in-time information.

Earlier in his career, Gupta was a founding member of the corporate executive team of Airclic Inc., a startup wireless Internet venture, and senior vice president, information technology and operations for GMAC Residential, a division of General Motors. Gupta also has held senior operations, sales, marketing and strategic development roles at INTELSAT, a telecommunications company, and at Thomson Corp., an information company.

Gupta is a graduate of the Advanced Management Program at Harvard Business School. He also received a master’s degree in computer engineering from West Virginia University and an MBA from George Mason University.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help nearly 16 million households insure what they have today and better prepare for tomorrow. Consumers access Allstate insurance products (auto, home, life and retirement) and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®.

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